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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Penford Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Englewood, Colorado

December 20, 2004

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Friday, January 28, 2005 at 10:30 a.m. at the Inverness Hotel, 200 Inverness Drive West, Englewood, CO 80112.

      In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, Company management and the Board of Directors will be available to provide an opportunity to discuss matters of interest to you as a shareholder. The 2004 Annual Report to Shareholders is also enclosed with these materials. No formal presentation is planned for the Annual Meeting.

      Your vote is important. Whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

Very truly yours,

Thomas D. Malkoski
President and Chief Executive Officer

PENFORD CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 28, 2005

      The Annual Meeting of Shareholders of Penford Corporation will be held at the Inverness Hotel, 200 Inverness Drive West, Englewood, CO 80112, on Friday, January 28, 2005, at 10:30 a.m., for the following purposes:

      1. To elect three directors.

      2. To transact such other business as may properly come before the meeting.

      The Board of Directors has no knowledge of any other business to be transacted at the meeting.

      A copy of the Company’s Annual Report to Shareholders for the fiscal year ended August 31, 2004, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy.

      The record date for the annual meeting is December 3, 2004. Only shareholders of record at the close of business on that date can vote at the meeting.

By Order of the Board of Directors

Steven O. Cordier
Corporate Secretary

December 20, 2004

IMPORTANT

      Whether or not you plan to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. An envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Responding promptly will save the Company the additional expense of further solicitation. Submitting your vote by Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PENFORD CORPORATION

7094 South Revere Parkway
Englewood, Colorado 80112

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to as the “Board”) of Penford Corporation, a Washington corporation (“Penford” or the “Company”), to be voted at the Company’s 2005 Annual Meeting of Shareholders to be held at 10:30 a.m. at the Inverness Hotel, 200 Inverness Drive West, Englewood, CO 80112 on Friday, January 28, 2005. The costs of this solicitation shall be borne by the Company. Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting of Shareholders so that the number of shares represented by proxy can be recomputed. These proxy materials, together with the Company’s Annual Report to Shareholders, are being mailed to shareholders on or about December 20, 2004.

      Shareholders of record at the close of business on December 3, 2004 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 3, 2004, there were outstanding 8,823,633 shares of common stock of the Company.

ELECTION OF DIRECTORS

(Proposal #1)

      The Board of Directors consists of eight members and is divided into three classes. Directors in each class are generally elected for a three-year term. Mr. Richard T. Crowder resigned from the Board of Directors in July 2004. This year, Messrs. William E. Buchholz, John C. Hunter III and James E. Warjone, each of whom are current directors, have been nominated to be re-elected for a three-year term that expires at the Annual Meeting of Shareholders to be held in 2008. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

      Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

      The candidates elected are those receiving the largest number of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker “non-votes” will not be counted in the election. For more information about the treatment and effect of abstentions and broker non-votes, please refer to the information set forth on page 17 under the caption “Voting Tabulation.”

      The Board has determined that each of the nominees and continuing directors is “independent” under the Nasdaq listing requirements and applicable law except for Mr. Malkoski and Mr. Cook, who are respectively the current and former President and Chief Executive Officer.

Nominees for Election — Term To Expire 2008

      William E. Buchholz, 62, was appointed to Penford Corporation’s Board of Directors in January 2003. Mr. Buchholz most recently served as Senior Vice President of Finance and Administration, Chief Financial Officer, and Secretary at MessageMedia, a Colorado-based email messaging service and software company. Prior to MessageMedia, Mr. Buchholz was Senior Vice President and Chief Financial Officer of Nalco Chemical Company, a specialty chemical company, for seven years, with responsibilities for all finance functions including audit, tax, financial systems, U.S. and international treasury, and investor relations. He also served as Vice President and Chief Financial Officer of Cincinnati Milacron, an industrial equipment supplier. Mr. Buchholz is a certified public accountant and holds an M.B.A., Finance and a B.A., Accounting, both from Michigan State University.

      John C. Hunter III, 57, has served as a director of the company since October 1998. From 1999 until his retirement in 2004, Mr. Hunter was the Chairman, President and Chief Executive Officer of Solutia, Inc., an international producer of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Mr. Hunter also served as President and Chief Operating Officer of Solutia, Inc. from 1997 to 1999. On December 17, 2003, Solutia, Inc. and its domestic subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York in order to reorganize its business and to obtain relief from certain legacy liabilities which accrued under prior ownership and management. From 1992 to 1997, Mr. Hunter was President, Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a Board member of Hercules, Inc., and Missouri Baptist Medical Center.

      James E. Warjone, 61, has served as director of the Company since January 2001. Mr. Warjone is Chairman and General Partner of Port Blakely Tree Farms, L.P., a private company that owns and operates commercial forests in Washington, Oregon and New Zealand and also develops real estate in Washington State. Mr. Warjone has been with Port Blakely since 1978. He earned his B.S. in economics from Claremont Men’s College in 1965. Mr. Warjone also serves as a Board member of The Joshua Green Corporation, Welco Lumber Company, Leisure Care, Inc., the Association of Washington Business, the Greater Seattle Chamber of Commerce and the American Forest and Paper Association.

      The Board of Directors recommends a vote FOR each of the nominees as a director.

Continuing Directors — Term Expires 2006

      R. Randolph Devening, 62, was appointed to the Board of Directors in August 2003. Until his retirement in 2001, Mr. Devening served for seven years as Chairman, President and Chief Executive Officer and as President and Chief Executive Officer of Foodbrands America, Inc., a company that produces, markets and distributes branded and processed food products for the food service and retail markets. Prior to that, he served as Vice Chairman and Chief Financial Officer from 1993-1994, and Executive Vice President, Director and Chief Financial Officer from 1989-1993 for Fleming Companies, Inc., a wholesale food distributor. Mr. Devening holds an undergraduate degree in International Relations from Stanford University and an MBA in Finance and Marketing from Harvard University Graduate School of Business. Mr. Devening serves as a Director of 7 Eleven Inc., Gold Kist Inc., Safety-Kleen Holdco, Inc., and PSC, Inc., and as an advisor to Catalyst/ Hall Funds.

      Paul H. Hatfield, 68, has served as director of the Company since October 1994 and as Chairman of the Board since January 2003. Mr. Hatfield is Principal of the Hatfield Capital Group, a private investment company. He served as Chairman, President and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston as well as the President and Chief Executive officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He serves as a Board member and is non-executive Chairman of the Board of Directors of Solutia Inc., and Director of Bunge Limited, Maritz Inc. and Stout Industries. Mr. Hatfield is Chairman of the Board of Boyce Thompson Institute for Plant Research. Mr. Hatfield is also a member of the Advisory Board for International Business at St. Louis University.

Continuing Directors — Term Expires 2007

      Jeffrey T. Cook, 48, is the President and Chief Operating Officer of Stellar International Holdings, a Seattle-based private investment firm. Mr. Cook was President of Penford Corporation from January 2002 to January 2003, and is currently a member of the Board of Directors. He previously served as President and Chief Executive Officer from September 1998 to January 2002, Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He joined the Company in 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a

Board member of Powerit PS AB, a publicly traded company based in Sweden, Eoscene Corporation and the Museum of Glass in Tacoma, Washington.

      Thomas D. Malkoski, 48, joined Penford Corporation as Chief Executive Officer and was appointed to the Board of Directors in January 2002. Mr. Malkoski was also named President of the Company in January 2003. From 1997 to 2001 he served as President and Chief Executive Officer of Griffith Laboratories, North America, a formulator, manufacturer and marketer of ingredient systems to the food industry. Previously, he served as Corporate Vice President and Managing Director for the Asia Pacific Region and as Vice President and General Manager for the South Pacific Region of Chiquita Brands International. Mr. Malkoski began his career at the Procter & Gamble Company, spending nearly twelve years progressing through major product category management responsibilities. He graduated from the University of New Hampshire with a B.A. in Economics and Business Management and earned an M.B.A. from the University of Michigan. Mr. Malkoski also serves on the Board of Libby Perszyk Kathman, a privately held brand imaging and strategic positioning company, and the Corn Refiners Association.

      Sally G. Narodick, 59, has served as a director of the Company since August 1993. Ms. Narodick was an educational technology and e-learning consultant until she retired in March 2004. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University. She serves as a Board member of Puget Energy, Inc.; Solutia, Inc.; SumTotal Systems, Inc.; and Cray, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board of Directors

      The Board of Directors provides guidance and strategic oversight to the Company’s management with the objective of optimizing shareholders’ returns on their investment in the Company. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. Regular meetings of the Board are held five times per year and special meetings are scheduled when required. The Board held five meetings in fiscal 2004. All current directors attended at least 75% of the meetings of the Board and the Board Committees on which they served.

Committees Established by the Board

      The Board has established the following standing Committees, each of which is composed solely of “independent” directors, as defined for all applicable legal and listing requirements, to assist in discharging its responsibilities.

      Audit Committee — The Audit Committee, which met nine times in fiscal 2004, was comprised of William E. Buchholz (Chair), Richard T. Crowder (until his resignation from the board in July 2004), John C. Hunter III and Sally G. Narodick. Effective November 2, 2004, Ms. Narodick stepped down from and Mr. Warjone was appointed to the Audit Committee. The committee selects the independent auditors; reviews the proposed scope of the independent audit; reviews the annual financial statements and the independent auditors’ report; reviews the independent auditors’ recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting policies with management; and approves policies relating to risk management matters. In November 2004, the committee reviewed and reassessed the adequacy of its charter and confirmed that it complies with all applicable Nasdaq listing and federal securities laws requirements. An amended copy of the charter is attached as Appendix A. The Board of Directors has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. In addition, the Board has determined that Mr. Buchholz is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) rules.

      Executive Compensation and Development Committee — The Executive Compensation and Development Committee, which met three times in fiscal 2004, was comprised of Sally G. Narodick (Chair), Paul H. Hatfield and James E. Warjone. The committee establishes the compensation of executive officers, provided that, as to the salary of the Chief Executive Officer, the committee recommends an appropriate salary to the Board for approval. The committee also directs and monitors the Company’s benefit plans, works with management to set fiscal year incentive compensation goals for recommendation to the Board, determines executive bonus payments, and authorizes stock options to officers and employees under the Company’s stock option plan. In addition, the committee reviews plans for executive development and succession on a regular basis. The committee also produces the report on executive compensation required by SEC rules and regulations. The Board confirmed that the committee’s charter complies with all applicable Nasdaq listing and federal securities laws requirements. A copy of the charter is attached as Appendix B.

      Executive Committee — The Executive Committee, which did not meet during fiscal 2004, was comprised of Paul H. Hatfield (Chair) and the chairs of the other standing committees (William E. Buchholz, John C. Hunter III and Sally G. Narodick). The committee is authorized to exercise all powers and authority of the Board with certain exceptions.

      Governance and Nominating Committee — The Governance and Nominating Committee, which met two times in fiscal 2004, was comprised of John C. Hunter III (Chair), R. Randolph Devening, Richard T. Crowder (until his resignation from the Board in July 2004), and James E. Warjone. Effective November 2, 2004, Mr. Warjone stepped down from and Ms. Narodick was appointed to the Governance and Nominating Committee. The committee makes recommendations to the Board for director nominations and the appointment of the Chairman; reports to the Board on corporate governance matters and practices including the effectiveness of the Board, its committees and individual directors; determines the criteria for qualification of directors; periodically reviews Board compensation for non-employee directors and the processes and policies established by the Board; and approves policies related to environmental, health, and safety matters. The committee recommends to the Board individuals for nomination for election to the Board at the Annual Meeting of Shareholders and committee appointments. In November 2004, the Board approved amendments to the committee’s charter and confirmed that it complies with all applicable Nasdaq listing and federal securities laws requirements. The amended charter is attached as Appendix C.

Board Membership Criteria

      The Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board. This assessment shall include experience in industry, finance, administration, operations and marketing, as well as diversity. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are also expected to have sound judgment, borne of management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

      The Board has not established minimum qualifications for nominees to the Board. The Governance Committee annually evaluates the performance of the Board, each of the committees and each of the members of the Board. In connection with its annual review it makes an assessment of the skills and expertise of its members and their adherence to Board membership criteria and other policies of the Board and the Company. It also reviews the size of its Board and whether it would be beneficial to add additional members and/or any new skills or expertise, taking into account the overall operating efficiency of the Board and its committees. If the Board has a vacancy or the Governance Committee determines that it would be beneficial to add an additional member, the Governance Committee will take into account the factors identified above and all other factors which the Governance Committee in its best judgment deems relevant at such time. The overall composition of the Board shall also comply with the requirements of the Nasdaq corporate governance rules.

      Each Board member is also required to annually complete a standard director and officer questionnaire which solicits information regarding relationships with the Company and other factors relating to independence issues, memberships on other boards of directors and other information required to be disclosed in the

Company’s proxy statement. Any new candidate for nomination will be required to provide similar information as well as be available for interviews as the Governance Committee may determine to be appropriate. Directors should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

      Directors are expected to rigorously prepare for, attend and participate in Board meetings and meetings of the Board committees on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. Service on other boards and other commitments will be considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process.

Attendance Policy at Annual Meeting of Shareholders

      Each director is expected to attend the Annual Meeting of Shareholders in the absence of extenuating circumstances. All nine directors attended the 2004 Annual Meeting of Shareholders held January 20, 2004.

Committee Membership

      The Board appoints committee chairs and members on an annual basis with consideration given to the qualifications and preferences of individual directors. In its deliberations, the Governance Committee is aware that (i) each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, (ii) each member of the Governance and Nominating Committee, the Audit Committee and the Executive Compensation and Development Committee must be independent within the meaning of the Nasdaq corporate governance rules, (iii) each member of the Audit Committee must meet the independence standards set forth in Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and (iv) at least one member of the Audit Committee must be a person who satisfies the definition of an “audit committee financial expert” as set out in Item 401 of Regulation S-K.

Process for Identifying and Evaluating Nominees

      The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers various potential candidates for director which may come to the Governance Committee’s attention through current Board members, the Company’s executive officers, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.

      The Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted, under the criteria summarized below in “Shareholder Nominees.” Included in this discussion is a description of the deadlines and procedures for shareholder submissions of director nominees. Following verification of the shareholder status of persons proposing candidates, the Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above in “Board Membership Criteria” to determine whether the candidate is qualified for service on the Board, before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Governance Committee. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Governance Committee, the

Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.

Shareholder Nominees

      Any shareholder wishing to nominate a candidate should provide the following information in a letter addressed to the Chairman of the Governance Committee in care of the Company’s Corporate Secretary no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement was mailed in connection with the most recent annual meeting: (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of Penford, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) information as to any plans or proposals of the type required to be disclosed in Schedule 13D (i.e., plans involving acquisitions of Penford’s securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the Board of Directors if elected, (v) any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and (vi) the consent of the recommended nominee to serve as a director of Penford if so elected. Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained in Penford’s Bylaws, if any.

Shareholder Communications

      Any shareholder or interested party who wishes to communicate with the Board of Directors or any specific directors, including non-management directors, may write to:

Board of Directors
c/o Corporate Secretary
Penford Corporation
7094 South Revere Parkway
Englewood, Colorado 80112-3932

      The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Company generally will not forward communications that are primarily commercial in nature, relate to a topic other than corporate governance, or that request general information about the Company.

Director Compensation

Non-employee directors were compensated during the last fiscal year as follows:
Annual retainer as Chairman of the Board of Directors	$30,000
Annual retainer as a director	23,000
Annual retainer as Chair of the Audit Committee	7,000
Annual retainer as Chair of all other standing committees, except Executive Committee	2,000
Fee for each meeting of the Board of Directors attended	2,000
Fee for Chair and member of each standing committee for each meeting attended	1,000

      Under a non-qualified deferred compensation plan, non-employee directors may elect to defer, with interest, all or part of their director compensation. In fiscal year 2004, Mr. Crowder and Ms. Narodick elected to defer a portion of director cash compensation.

      Non-employee directors also receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The Restricted Stock Plan provides that beginning September 1, 1993 and every three years thereafter, each non-employee director shall receive $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after the September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, such as retirement, the director forfeits such shares. On September 3, 2002, the last grant date under the Restricted Stock Plan, the Company granted each non-employee director 1,309 shares.

      In addition, non-employee directors receive stock options under the Stock Option Plan for Non-Employee Directors. The plan provides that on each September 1, each non-employee director shall receive an option to purchase the number of shares of the Company’s common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 2004, each non-employee director was granted an option to purchase 2,353 shares of common stock. Each non-employee director also may elect to receive stock options in lieu of all or a portion of director cash compensation for that fiscal year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option grant is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company’s common stock on the grant date. The exercise price for these deferred compensation stock options is 75% of the fair market value of a share of such stock on the grant date. In fiscal year 2004, Messrs. Buchholz, Crowder and Warjone elected to receive such options in lieu of a portion of director cash compensation. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth information as of December 3, 2004, regarding the beneficial ownership of the Company’s common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock; by the directors, by the Company’s Chief Executive Officer, by the four other highest paid executive officers in fiscal year 2004; and by the directors and executive officers as a group.

	Amount and Nature of
	Beneficial Ownership of
Name (and Address for Beneficial Owners over 5%)	Common Stock(1)	Percent of Class

T. Rowe Price Associates, Inc.	825,000	9.35	(4)
100 East Pratt Street
Baltimore, Maryland 21202
Rutabaga Capital Management LLC	640,266	7.26	(5)
64 Broad Street
Boston, Massachusetts 02109
Wells Fargo & Company	448,058	5.08	(6)
420 Montgomery Street
San Francisco, California 94104
Thomas D. Malkoski	157,000	1.75	(3)
William E. Buchholz	8,977	*
Jeffrey T. Cook(2)	241,426	2.73	(3)
Steven O. Cordier	48,500	*
R. Randolph Devening	3,969	*
Paul H. Hatfield	85,465	*
John C. Hunter III	27,651	*
Gregory R. Keeley	105,605	1.18	(3)
Wallace H. Kunerth	56,374	*
Sally G. Narodick	33,056	*
John R. Randall	17,779	*
James E. Warjone	4,442	*
All directors and executive officers as a group (14 persons)	825,212	8.80	(3)

*	Represents less than 1%

(1)	Unless otherwise indicated, beneficial ownership represents sole voting and investment power. The totals include shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Malkoski, 152,500; Mr. Buchholz, 7,859; Mr. Cook, 5,155; Mr. Cordier, 47,500; Mr. Devening, 3,053; Mr. Hatfield, 69,409; Mr. Hunter, 24,868; Mr. Keeley, 105,000; Dr. Kunerth, 56,250; Ms. Narodick, 28,081; Mr. Randall, 12,500; Mr. Warjone, 2,529; and all directors and executive officers as a group, 548,454.

(2)	Includes 78,300 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(3)	For purposes of calculating the percentage of class owned by this officer or director and the directors and executive officers as a group, the total shares of the class includes shares that may be acquired within 60 days through the exercise of stock options.

(4)	Information based on Schedule 13G dated February 13, 2004. T. Rowe Price Associates, Inc. and an affiliate had sole voting power over all shares.

(5)	Information based on Schedule 13F dated November 10, 2004. Rutabaga Capital Management had sole voting power over all shares.

(6)	Information based on Schedule 13G dated February 10, 2004. Wells Fargo & Company had sole voting power over 414,915 shares, shared voting power over 3,200 shares, sole dispositive power over 5,065 shares and shared dispositive power over 42,143 shares.

EXECUTIVE COMPENSATION

      Compensation paid by the Company during fiscal years 2004, 2003 and 2002 for the Chief Executive Officer and the other four most highly compensated executive officers is set out in the following table.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities	All Other
Name and		Salary	Bonus	Compensation	Underlying	Compensation
Principal Position	Fiscal Year	($)(1)	($)	($)	Options(#)	($)(2)

Thomas D. Malkoski	2004	388,333	290,000	0	0	8,028
President and	2003	362,116	410,000	0	70,000	12,000
Chief Executive Officer	2002	233,333	210,000	0	185,000	1,030
Steven O. Cordier	2004	245,000	120,000	0	0	0
Senior Vice President,	2003	221,000	147,800	37,263 (3)	55,000	0
Chief Financial Officer	2002	20,673	20,000	0	60,000	0
and Corporate Secretary
Gregory R. Keeley	2004	244,333	66,000	0	0	4,983
Vice President	2003	238,577	119,295	0	20,000	4,636
	2002	231,000	102,375	0	0	4,827
Wallace H. Kunerth	2004	212,000	54,000	0	0	5,941
Vice President	2003	202,800	73,336	0	25,000	5,438
	2002	195,333	72,310	0	0	5,821
John R. Randall	2004	193,333	72,000	0	0	4,372
Vice President	2003	95,000	50,000	0	50,000	2,372

(1)	The salary amounts for Messrs. Malkoski and Cordier reflect a partial year’s salary based on their date of hire within fiscal year 2002. The 2003 salary amount for Mr. Randall reflects a partial year’s salary based on his date of hire in fiscal year 2003.

(2)	These amounts represent the Company’s matching contributions under the Penford Corporation Savings and Stock Ownership Plan for U.S. officers.

(3)	Of the total amount disclosed, $35,613 represented relocation expenses and $1,650 gross-up for Mr. Cordier’s company automobile.

1994 Employee Stock Option Plan

      The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and certain employees of the Company. The plan is administered by the Executive Compensation and Development Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the type of option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

OPTION GRANTS IN FISCAL 2004

Individual Grants

      No stock options were granted to Messrs. Malkoski, Cordier, Keeley, Kunerth or Randall during fiscal 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-The-Money Options at
	Acquired		Year-End(#)		Fiscal Year-End($)(1)
	on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas D. Malkoski	0	0	110,000	145,000	449,925	577,125
Steven O. Cordier	0	0	43,750	71,250	50,356	151,069
Gregory R. Keeley	0	0	105,000	15,000	21,250	63,750
Wallace H. Kunerth	0	0	56,250	18,750	26,563	79,688
John R. Randall	0	0	12,500	37,500	55,625	166,875

(1)	Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

Retirement Plan

      The Company has a defined benefit retirement plan (the “Retirement Plan”). The following table shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications.

PENSION PLAN TABLE

Benefits Computed Without Salary Maximums or Internal Revenue Code Section 415 Maximums

	Years of Service
Five-Year Average
Compensation(1)	15	20	25	30

$200,000	41,529	55,372	69,215	83,057
300,000	64,029	85,372	106,715	128,057
400,000	86,529	115,372	144,215	173,057
500,000	109,029	145,372	181,715	218,057
600,000	131,529	175,372	219,215	263,057
700,000	154,029	205,372	256,715	308,057
800,000	176,529	235,372	294,215	353,057
900,000	199,029	265,372	331,715	398,057

(1)	The highest possible final five-year average compensation in 1993 was $235,840. The Internal Revenue Code limits the compensation that can be considered for plan purposes each year. In 2004, the maximum compensation that will be considered is $205,000. With certain exceptions, Internal Revenue Code Section 415 restricts to an aggregate amount of $165,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan that is qualified under the Code.

     The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan’s formula limits years of service to 30 years.

      All North American-based active employees who are not members of the collective bargaining unit are eligible to participate in the Retirement Plan. Compensation covered by the Retirement Plan includes salaries and bonuses.

      As of August 31, 2004, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Malkoski, 3; Mr. Cordier, 2; Mr. Keeley, 5; Mr. Randall, 1; and Dr. Kunerth, 12.

Change-of-Control Arrangements

      The Company has change-of-control agreements with the following named executive officers: Messrs. Thomas D. Malkoski, Steven O. Cordier, Gregory R. Keeley, Wallace H. Kunerth, and John R. Randall. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company upon a change of control for any reason other than gross misconduct, death, disability, or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control; (ii) the reduction in the aggregate of his salary and bonus; or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events that might lead to a change of control of the Company. The compensation will be paid at a rate equal to the executive’s then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive’s average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive’s “base amount,” as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have “employee” status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

      The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Malkoski, $2,100,000; Mr. Cordier, $1,312,500; Mr. Keeley, $948,750; Dr. Kunerth, $784,000; and Mr. Randall, $710,500. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. Such benefits cannot be determined with any reasonable certainty at this time. Continuation of these benefits would include participation in the Company’s health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

REPORT OF THE

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
ON EXECUTIVE COMPENSATION

      The Board of Directors of the Company has an Executive Compensation and Development Committee (the “Committee”) comprised of three independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for key employees, and to direct and monitor the Company’s benefit plans for all Penford employees. In addition, the Committee reviews plans for executive development and succession on a regular basis.

      Following review and approval by the Committee, issues pertaining to executive compensation are reported to the full Board of Directors, except that with regard to the base salary of the Chief Executive Officer, the Committee reviews and recommends an appropriate salary to the full Board for approval. The Chief Executive Officer is not present during voting or deliberations regarding his/her compensation.

Total Compensation

      The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee’s policy is that the compensation package for executive officers shall consist of three components: (i) annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent upon both Company and individual performance during the fiscal year; and (iii) stock option awards designed to align management’s interests with those of shareholders by providing long-term incentives for the Company’s key employees.

      The Committee establishes total annual compensation for the Chief Executive Officer (subject to full Board approval for base salary) and other senior executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by outside consultants retained directly by the Committee and applying the collective subjective judgments of the Committee. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at a targeted peer group and other similarly sized manufacturing companies. In addition to reviewing senior executive officers’ compensation against the comparator group, the Committee also solicits appropriate input from the Company’s Chief Executive Officer regarding total compensation for those executives who report directly to him.

      For fiscal year 2004, the Committee determined that base salary for executive officers should be targeted at the 50th percentile of selected peer group companies and the cash bonus component at the 75% percentile of the same peer group of companies. The Committee may, at its discretion, set targets or award compensation in excess of or below these targets after applying its own subjective judgments. The program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

Base Salary

      Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels. Mr. Malkoski’s stated annual base salary for fiscal year 2004 was $400,000.

Incentive Compensation

      The Committee selects participants for the executive bonus plan, sets bonus target percentages and objective quantitative and qualitative performance goals, approves individual performance factors, and determines level of achievement to objective performance measures. Target bonus amounts, payable in cash, are expressed as a percentage of base salary and are established according to the overall intended peer group companies. For fiscal year 2004, the bonus targets for participating employees ranged from 25% to 100% of base salary depending on position. After the end of the performance period, the Committee determines the extent to which a plan participant achieved the quantitative performance metrics, which in 2004 was determined to be 70% of the target attainment, and individual qualitative performance metrics, which in 2004 was determined to be 30% of the target attainment. Each of the quantitative and qualitative performances were adjusted by individual performance factor ratings of 50% to 150% applied separately to the two ratings. No bonus on the quantitative portion is payable unless a minimum threshold is attained and the overall payouts may not exceed 200% of target bonus.

Stock Based Incentive Programs

      The Board of Directors encourages all executive officers of Penford to build a significant ownership position in Penford common stock. All stock options to executive officers have been granted at market price on the date of the grant. The non-qualified stock option plan is administered by the Executive Compensation and Development Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the vesting schedule and exercise price.

      The amount of stock option shares granted under any given program is evaluated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution to existing shareholders and existing open market stock trading activity are taken into account.

Supplemental Benefit Plan

      The Company offers an Executive Deferred Compensation Plan to executive officers and certain other key personnel. This plan is designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

CEO Compensation

      As discussed above, Penford’s executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. Mr. Malkoski participates in the same program applicable to the other named executive officers with an incentive target of 100% of base salary. The Committee’s objective is to correlate the Chief Executive Officer’s remuneration with the performance of the Company. The Chief Executive Officer’s remuneration is adjusted to reflect the level of target achievement for that particular fiscal year. For 2004, quantitative objectives were established related to earnings, return on invested capital, cash flow, and margin improvement; along with qualitative objectives related to customer relationships, product mix, safety, and organizational development. After a review of all of the factors described above, the Executive Compensation and Development Committee, applying the criteria described above, determined that Mr. Malkoski’s actual bonus for 2004 would be $240,000 under the plan plus a special bonus of $50,000 for Mr. Malkoski’s special efforts during and in connection with the settlement of the work stoppage at the Cedar Rapids, Iowa facility. Mr. Malkoski’s annual base salary will increase to $420,000 effective January 1, 2005.

Sally G. Narodick, Chair
Paul H. Hatfield
James E. Warjone

PERFORMANCE GRAPH

      The following graph compares the Company’s cumulative total shareholder return on its common stock for a five-year period (September 1, 1999 to August 31, 2004) with the cumulative total return of the Nasdaq Market Index and all companies traded on the Nasdaq Stock Market (“Nasdaq”) with a market capitalization of $100 — $200 million, excluding financial institutions. The graph assumes that $100 was invested on September 1, 1999 in the Company’s common stock and in the stated indices. The comparison assumes that all dividends are reinvested.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG PENFORD CORPORATION,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON SEPTEMBER 1, 1999

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING AUGUST 31, 2004

	1999	2000	2001	2002	2003	2004

PENFORD CORPORATION	100.00	124.96	75.25	100.86	97.47	125.72
NASDAQ MARKET INDEX (U.S.)	100.00	176.26	64.34	50.28	57.07	60.25
NASDAQ MARKET CAP ($100—200M)	100.00	163.53	47.83	28.96	40.29	36.18

      Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of Penford to allow a meaningful benchmark against which the Company can be compared. The Company sells products based on specialty carbohydrate chemistry to several distinct markets, making overall comparisons to one of these markets misleading to the Company as a whole.

      For these reasons, the Company has elected to use non-financial companies traded on Nasdaq with a similar market capitalization as a peer group.

REPORT OF AUDIT COMMITTEE*

      The Audit Committee (the “Committee”) of the Board of the Directors of the Company is comprised of three independent Directors and acts under a written charter approved by the Board of Directors. A copy of the charter, as amended, is attached to this Proxy Statement as Exhibit A. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Committee meets that standard. The Board has affirmatively determined that each member of the Committee is able to read and understand fundamental financial statements as required by the listing standards of Nasdaq, and that Mr. William E. Buchholz is an “audit committee financial expert” as such term is defined by Securities and Exchange Commission rules.

      The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for fiscal year 2004 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2004 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young LLP as the independent auditor for fiscal 2005.

William E. Buchholz, Chair
John C. Hunter III
James E. Warjone

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has chosen Ernst & Young LLP to serve as the independent auditors for the Company for the fiscal year ending August 31, 2005. This firm has served as the independent auditors for the Company since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

*	The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the “Acts”) except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

FEES PAID TO ERNST & YOUNG LLP

Fees

      The following table sets forth approximate aggregate fees billed to the Company by Ernst & Young LLP.

	2004	2003

Audit Fees	$393,500	$329,989
Audit-Related Fees(1)	—	24,850
Tax Fees(2)	148,751	850,110
All Other Fees(3)	—	6,544

Total Fees	$542,251	$1,211,493

(1)	Audit-Related Fees consist of fees billed related to the performance of audits of the Company’s benefit plans and accounting consultations related to the application of generally accepted accounting principles.

(2)	Tax Fees consist of the fees billed related to professional services performed by Ernst & Young LLP for tax compliance, tax advice and domestic and international tax planning. Tax Fees billed in fiscal 2003 include $507,000 related to assistance with a state sales tax audit.

(3)	All Other Fees consist of fees billed for reviews of royalties and other areas to comply with contractual obligations of the Company.

     The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. The services described above were approved by the Audit Committee pursuant to the policy described below. The Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. These services may include audit services, audit-related services, tax services and other services. The Audit Committee determines from time to time those permitted services that have the general pre-approval of the Audit Committee, which is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence, as well as whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that is applicable to all employees, consultants and members of the Board of Directors, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. This Code embodies the commitment of the Company and its subsidiaries to conduct business in accordance with the highest ethical standards and applicable laws, rules and regulations. The Company will provide any shareholder a copy of the Code, without charge, upon written request to the Company’s Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

      Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with for the fiscal year ended August 31, 2004, except that the filing of a Form 4 relating to a stock option exercise on behalf of Mr. Warjone was late.

SHAREHOLDER PROPOSALS

      Shareholder proposals that are (a) intended for inclusion in next year’s proxy statement, or (b) to be presented at next year’s Annual Meeting of Shareholders without inclusion in the Company’s proxy materials, must be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Englewood, CO 80112, and must be received by August 22, 2005. Any shareholder proposal for next year’s Annual Meeting submitted after August 22, 2005 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not issue a proxy statement.

SOLICITATION OF PROXIES

      The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Mellon Investor Services LLC also may solicit proxies as a part of the services it provides for the Company. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

VOTING TABULATION

Votes Required

      Under the Washington Business Corporation Act, the election of the Company’s Directors requires a plurality of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services LLC, the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person or represented by proxy to provide a quorum.

Effect of an Abstention and Broker Non-Votes

      A shareholder who abstains from voting on any or all proposals and broker non-votes (shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to certain routine matters, such as the election of directors, by their clients may vote their client’s proxies in their own discretion.

OTHER MATTERS

      The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 20, 2004

APPENDIX A

Penford Corporation

Audit Committee Charter

Organization

      The Audit Committee (the “Committee”) shall consist of at least three Directors, including a Chairperson. The Committee shall include only “independent” Directors as such term is defined by applicable law, regulation and the relevant listing authority. Each member of the Committee shall be “financially literate,” including the ability to read and understand fundamental financial statements at the time of their appointment to the Committee and at least one member of the Committee must be an “audit committee financial expert” as those terms are defined in accordance with applicable law, regulation and the relevant listing authority and interpreted by the Board of Directors (“Board”) in its business judgment.

Statement of Policy

      The Committee shall, through regular or special meetings with management and the Company’s independent Auditor (the “Auditor”), provide oversight on matters relating to accounting, financial reporting, internal control, auditing, risk management and other matters as the Board or the Committee Chairperson deems appropriate.

Responsibilities

      The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Auditor; reviewing the audit process and independence of the auditor; and recommending approval of both material accounting policies and risk management policies.

      The Committee shall function as, and discharge the responsibilities of, a qualified legal compliance committee (“QLCC”), as provided for under the rules of the Securities and Exchange Commission (“SEC”).

      The Committee shall review “related party transactions” (as defined in Item 404 of Regulation S-K as promulgated by the Securities and Exchange Commission) and resolve issues of conflict of interest, provided, however, that when any member of the Committee is also an officer, director or an interested party of or in such corporation or other entity with which a conflict arises, such member shall not participate in the deliberations or vote on any matter involving such corporation or other entity.

Audit Functions

      With respect to its audit functions, the Committee shall:

•	communicate to the Auditor that the Auditor is ultimately accountable to the Board and the Committee;

•	require the Auditor to provide annually to the Committee a formal written statement delineating all relationships between the Auditor and the Company, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended;

•	actively engage in a dialogue with the Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditor;

•	recommend that the Board take appropriate action in response to the Auditor’s report to satisfy itself of the Auditor’s independence;

•	review the annual audit plans of the Auditor;

•	review the results of the Auditor’s activities, including major conclusions, findings and recommendations, and related management responses;

•	review with the Auditor and counsel material litigation involving the Company, its officers and directors; and

•	review with the Auditor significant business, accounting, tax, legal and other developments that could be material to the Company’s financial statements.

      With respect to financial reporting and disclosure, the Committee Chair and/or the full Committee, will meet with management and the Auditor prior to each quarterly and fiscal year earnings release and will discuss on a general basis the types of information disclosed in, and the types of presentations to be made for, earnings releases, as well as updated or new material financial information or earnings guidance provided to analysts and rating agencies.

      Accounting Policies. The Committee shall review with management and the Auditor the adoption of or changes to major accounting policies.

      Internal accounting controls, disclosure controls and audits. The Committee shall review, in connection with the annual audit and from time to time as necessary, the Company’s internal accounting controls, disclosure controls and results of internal audits (where material), including (a) disclosures, if any, by Company officials relating to deficiencies or material weaknesses in such controls, and (b) compliance and the Company’s policies with respect to the Foreign Corrupt Practices Act.

      Pre-approval of non-audit services. The Committee shall pre-approve all non-audit services provided to the Company by the Auditor, provided the Auditor is not prohibited from performing such non-audit services by applicable law. Any pre-approval of non-audit services shall occur no earlier than one (1) year prior to the commencement of the service. The Committee may delegate to one (1) or more designated members of the Committee (provided such member qualifies as an “independent” Director) the authority to grant pre-approvals of non-audit services. The decisions of such member shall be presented to the full Committee at its next scheduled meeting.

      Communications. The Committee shall have separate direct lines of communication between itself and the Auditor, and with regard to litigation and legal and regulatory compliance, the Company’s general counsel. The Committee shall meet privately (without members of management present) and separately with the Auditor at least once each year and, if/when requested, with the Company’s legal counsel. A special meeting of the Committee may be called by executive management or the Auditor.

      Complaint Procedures. The Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. In addition, the Committee shall establish written procedures for the confidential receipt, retention and consideration of any report, provided to it as the Company’s QLCC, of evidence of a material violation of any applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law (a “Material Violation”). Anonymous reports may be submitted electronically at www.ethicspoint.com or by telephone 866-ETHICSP (866-384-4277).

      Annual Financial Statements. Prior to filing the Form 10-K, the Committee shall review and discuss the audited financial statements with management, and discuss with the Auditor the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board and to the shareholders (via the Company’s annual proxy statement) whether, based on such reviews and discussions, it recommended to the Board that the most recent year’s audited financial statements be included in the Company’s Form 10-K to be filed with the SEC.

      Authority to Investigate. The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage, and the Company shall provide resources for, independent counsel and other advisors to assist in its investigations as it deems necessary. The Committee may undertake such other matters as the Board or the Committee considers appropriate.

QLCC Functions

      With respect to its QLCC functions, the Committee shall have the authority and responsibility to:

•	inform the Company’s CEO of any report of evidence of a Material Violation except in the circumstances where the Committee reasonably believes it would be futile, in which case the Committee may report the evidence directly to the Board;

•	determine whether an investigation regarding any such report is necessary;

•	if it determines that further investigation of any such report is warranted, (a) notify the Board; (b) initiate an investigation, which may be conducted by outside attorneys; and (c) retain such additional expert personnel as the Committee deems necessary;

•	at the conclusion of any such investigation referred to above, (a) recommend, by majority vote, that the Company implement an appropriate response to evidence of a Material Violation and (b) inform the CEO and the Board of the results of any such investigation and the appropriate remedial measures to be adopted; and

•	acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the Committee has recommended.

Other Functions

      Risk Management. The Committee shall review and approve annually the risk management policies (e.g. corn, energy, foreign currency, interest) including the net position exposure level for each respective policy, and approve any exceptions thereto. The Committee shall periodically review the commercial insurance program to understand the Company’s overall risk profile.

Reports from Management

      The Committee shall receive periodic reports from management, the Company’s general counsel, and the Auditor on matters relating to accounting, financial reporting, internal controls, auditing, litigation and compliance with legal business policies and regulatory requirements. The Committee shall receive these reports pursuant to a schedule that the Committee Chair develops in consultation with management.

Adequacy of Charter

      The Committee shall annually review the continued adequacy of the Charter of this Committee and shall comply with the provisions in the General Procedures for Board Committees as approved by the full Board.

Reports to Board

      The Committee Chair shall make regular reports to the Board on the Committee’s activities.

APPENDIX B

Penford Corporation

Executive Compensation and Development Committee Charter

Structure

      The Executive Compensation and Development Committee (the “Committee”) shall consist of not less than three (3) directors, including a chairperson. All members of the Committee must be “independent” directors as such term is defined by applicable laws, regulations and the relevant listing authority.

Responsibilities

      The principal functions of the Committee are as follows:

Compensation

•	Review the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers; (b) the motivation of corporate officers to achieve the Company’s business objectives; and (c) to align the interest of key leadership with the long-term interests of the Company’s shareholders.

•	Review trends in compensation, oversee the development of new compensation plans and when necessary, approve the revision of existing plans.

•	Retain compensation consultants, outside counsel and other advisors as the Committee may deem appropriate. The Committee shall have the authority to retain, terminate, approve fees and other retention terms for any such consulting firm, outside counsel and other advisor.

•	Review the performance of executive management and approve the salaries and other compensation for corporate officers, provided that, as to the salary of the Chief Executive Officer, the Committee shall recommend an appropriate salary to the Board for approval. The Chief Executive Officer may not be present during such voting or deliberations with respect to his or her compensation.

•	Review and approve compensation packages for new corporate officers and termination packages for corporate officers as needed.

•	Work with management to set annual targets for the management bonus plan and recommend to the Board for final approval.

•	Review and approve the awards made under the management bonus plan, and provide an appropriate report to the Board.

•	Review and make proposals concerning long-term incentive plans, including the use of stock options and like compensation plans. The Committee shall oversee such plans, including making grants thereunder, in accordance with the terms of such plans.

•	Communicate to the shareholders the Company’s compensation policies in a manner consistent with the requirements of the Securities and Exchange Commission.

Benefits

•	Review and report to the Board annually, the status of the retirement plans. The Committee shall have the authority to approve amendments to such plans. For those amendments that are legislatively required and/or have minimal impact on plan participants, plan assets, or the Company, the administrative committees of the respective plans may approve such amendments and report to the Committee. Any plan amendment which will have a material cost increase to the Company or the plans; or have a material effect on the Company’s employees, requires Committee approval.

B-1

•	Direct the engagement of third parties to administer and invest the assets of the Company’s qualified retirement plans, provided that the Administrative Committee appointed under the Penford Savings and Stock Ownership Plan (“Savings Plan”) shall have the authority to select the investment funds available for participant directed investment under the Savings Plan from among the options made available by the trustee of the Savings Plan; review the performance of such third parties and the plan investments, and advise the Board regarding such matters.

•	Review periodically the health and welfare and other fringe benefits for employees, and approve, in its discretion, any major modification or termination of any Welfare Benefits, as proposed by the Health and Welfare Committee. For this purpose, Welfare Benefits mean the various health and welfare benefits provided by the Company and its subsidiaries and which are subject to the Employee Retirement Income Security Act of 1974.

•	Direct or undertake such other matters as may be required under the terms of the Company’s retirement, savings and stock ownership, executive benefit and other benefit plans, or as may be required by the respective plans, applicable law or regulations.

Development

•	Review annually management’s process plan for identifying and developing key managers of the Company.

•	Review long-range planning for orderly succession of senior executives including contingency procedures for management succession in the event of the unexpected departure of senior executives and plans for emergency succession in the case of an unexpected disability of the CEO.

•	Review significant organization changes affecting executive staffing.

Adequacy of Charter

      The Committee shall review the continued adequacy of this Executive Compensation and Development Committee Charter on a periodic basis and shall comply with the provisions in the General Procedures for Board Committees as approved by the full Board.

B-2

APPENDIX C

Penford Corporation

Governance Committee Charter

Structure

      The Governance Committee (the “Committee”) shall consist of not less than three (3) directors, including a chairperson. All members of the Committee must be “independent” directors as such term is defined by applicable laws, regulations and the relevant listing authority.

Responsibilities

      The principal functions of the Committee are as follows:

•	To evaluate annually the performance and effectiveness of the board to ensure that the directors are fulfilling their responsibilities in a manner that effectively serves the interests of Penford Corporation shareholders.

•	To review the capability of each incumbent director as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications prior to making the recommendation to the Board. A list of criteria for Board membership is set forth in Exhibit 1 to this Charter.

•	To identify, evaluate and recommend candidates to fill Board vacancies occurring between annual shareholder meetings, taking into account the criteria for Board membership established by the Committee. In this role, the Committee will follow the procedures set forth below under “Process for Identifying and Evaluating Nominees.”

•	To present to the Board at the October meeting each year, a list of those individuals recommended for nomination for election to the Board of Directors at the Annual Meeting of Shareholders.

•	To present recommendations to the Board for replacement directors as necessary, including a review of the capability of each prospective nominee as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications prior to making the recommendation to the Board.

•	To make a recommendation as to the director who should act as Chairperson (and Vice Chairperson if the Committee so desires). Normally, this recommendation will be made at the meeting when officers are elected for the ensuing year.

•	To review the composition of each Committee annually and to present recommendations for committee memberships to the Board as needed.

•	To perform an annual review of the required financial literacy, experience and independence qualifications for the Audit Committee and report to the Board for ratification that the qualifications have been met and recommend one or more members to be designated as an Audit Committee Financial Expert.

•	To periodically review the compensation paid to non-employee directors for annual retainers (including Board and Committee Chairs) and meeting fees and make recommendations to the Board for any adjustments. No member of the Committee shall act to fix such member’s own compensation except with respect to uniform compensation to directors for their services as such.

•	To review the Directors and Officers Liability Insurance policy and management’s strategy for plan renewal.

•	To review corporate governance developments both generally and specific to proxy analysis and other external reviews of the Company performed by Institutional Shareholder Services and similar institutions and where appropriate to make recommendations to the Board, or other committees, regarding corporate governance matters and practices including the organization and legal structure of the Company.

•	To review regularly the processes and procedures that it has developed for the Board.

•	To discuss with management periodically the Company’s performance as it affects employees and the communities in which we have facilities.

•	The Committee shall approve policies relating to environmental, health and safety matters and will review with management semi-annually the status of any current and outstanding environmental, health and safety related issues. The Committee may engage consultants expert in such matters to assist management in installing and maintaining operational safeguards.

Adequacy of charter

      The Committee shall review the continued adequacy of this Governance, Nominating, Environmental, Safety and Health Committee Charter on a periodic basis and shall comply with the provisions in the General Procedures for Board Committees as approved by the full Board.

Attendance Policy at Annual Meeting of Shareholders

      Each director is expected to attend the annual meeting of shareholders in the absence of extenuating circumstance.

Process for Identifying and Evaluating Nominees

      The Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee will regularly assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Committee will consider various potential candidates for director which may come to the Committee’s attention through current Board members, the Company’s executive officers, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Committee, and may be considered at any time during the year.

      The Committee will consider candidates recommended by shareholders when the nominations are properly submitted in accordance with the procedures set forth in Exhibit 2 to this Charter. Following verification of the shareholder status of persons proposing candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board, before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials will be forwarded to the Committee as part of its review. If the Committee determines that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Committee, the Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee.

Shareholder Communications

      Any shareholder or interested party who wishes to communicate with the board of directors or any specific directors, including non-management directors, may write to:

Board of Directors
c/o Corporate Secretary
Penford Corporation
7094 South Revere Parkway
Englewood, Colorado 80112-3932

      The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Company generally will not forward communications that are primarily commercial in nature, relate to a topic other than corporate governance, or that request general information about the Company.

EXHIBIT 1

Board Membership Criteria

      The qualifications, criteria and skills of Board members is reviewed by the Committee in the context of the current composition of the Board. This assessment includes the following factors identified below and all other factors which the Committee deems in its best judgment relevant at the time.

      Experience. Director candidates shall have experience in industry, finance, administration, operations and/or marketing and should be able to provide insights and practical wisdom based on their experience and expertise.

      Diversity. Appropriate diversity on the Board will be considered.

      Available Time. Directors are expected to rigorously prepare for, attend and participate in Board meetings and meetings of the Board committees on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director. In this regard, service on other boards will be considered.

      Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

      Oversight. Directors are expected to have sound judgment, borne of management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

      Additional Qualifications. The Committee will ensure that the overall composition of the Board complies with the requirements of the NASDAQ corporate governance rules. Furthermore, the Committee will ensure that:

•	each member of the Audit Committee is financially literate, as such qualification is interpreted by the Board in its business judgment;

•	each member of the Governance Committee, the Audit Committee and the Compensation Committee is considered independent within the meaning of the NASDAQ corporate governance rules;

•	each member of the Audit Committee meets the independence standards set forth in Rule 10A-3 of the Securities and Exchange Act of 1934, as amended; and

•	at least one member of the Audit Committee is a person who satisfies the definition of an “audit committee financial expert” as set out in Item 401 of Regulation S-K.

EXHIBIT 2

Procedures for Shareholders to Recommend Director Candidates

      Any shareholder wishing to nominate a candidate should provide the following information in a letter addressed to the Chairman of the Committee in care of the Company’s Corporate Secretary no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement was mailed in connection with the most recent annual meeting:

(i)	the name and address of the shareholder recommending the person to be nominated,

(ii)	a representation that the shareholder is a holder of record of stock of Penford, including the number of shares held and the period of holding,

(iii)	a description of all arrangements or understandings between the shareholder and the recommended nominee,

(iv)	information as to any plans or proposals of the type required to be disclosed in Schedule 13D (i.e., plans involving acquisitions of Penford’s securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the Board of Directors if elected,

(v)	any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934 and

(vi)	the consent of the recommended nominee to serve as a director of Penford if so elected.

      Additional information may be requested to assist the Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained in Penford’s Bylaws, if any.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PENFORD CORPORATION

     The undersigned hereby appoints Thomas D. Malkoski and Steven O. Cordier, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Penford Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 28, 2005, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

▲ Detach here from proxy voting card. ▲

You can now access your Penford Corporation account online.

Access your Penford Corporation shareholder/stockholder account online via Investor ServiceDirectSM (ISD).
Mellon Investor Services LLC agent for Penford Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

• SSN
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark
your votes as	☒
indicated in
this example.

The Board of Directors recommends
a vote FOR Item 1.

	FOR	WITHHELD
FOR ALL
ITEM 1 – Election of Directors Nominees:	☐	☐

01 William E. Buchholz
02 John C. Hunter, III
03 James E. Warjone

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

ITEM 2 — In their discretion the proxies are authorized to vote upon such business as may properly come before the meeting

WILL
ATTEND
If you plan to attend the Annual Meeting,
please mark the WILL ATTEND box	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important share- holder correspondence.

Signature ________________________________ Signature ________________________________ Date ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/penx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.penford.com/investor/inv_default.asp